UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): October 16, 2007
GRAPHIC PACKAGING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-13182	58-2205241
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
814 Livingston Court
Marietta, Georgia 30067
(Address of principal executive offices)
(Zip Code)
(770) 644-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 16, 2007, Graphic Packaging International Holding Sweden AB (the “Seller”), an indirect wholly-owned subsidiary of Graphic Packaging Corporation, entered into a Sale and Purchase Agreement with Lagrummet December nr 1031 Aktiebolag, a company organized under the laws of Sweden that will be renamed Fiskeby International Holding AB (the “Purchaser”), and simultaneously completed the transactions contemplated by such agreement. Pursuant to such Purchase and Sale Agreement, the Purchaser will acquire all of the outstanding shares of Graphic Packaging International Sweden AB (the “Company”). The Company and its subsidiaries are in the business of developing, manufacturing and selling paper and packaging boards made from recycled fiber.
     The Sale and Purchase Agreement specifies that the purchase price is $8.6 million and contains customary representations and warranties of the Seller, including representations as to corporate existence and power, due authorization, ownership of the shares of the Company, ownership and capitalization of the Company’s subsidiaries, the accounts of the Company, the absence of certain events between December 31, 2006 and the date of the Sale and Purchase Agreement, material contracts, intellectual property, insurance, employment agreements and labor matters, accounts receivable and inventory, title to assets, litigation, taxes, compliance with law and environmental matters. The Sale and Purchase Agreement contains indemnification provisions for certain losses incurred by the Purchaser resulting from a breach of the warranties of the Seller. The Seller does not have liability unless the loss for a breach of a warranty exceeds $60,000 and until the total amount of all losses for breaches exceeds $600,000. The Sale and Purchase Agreement also contains specific indemnification provisions with respect to environmental and tax matters pursuant to which the Seller agrees to indemnify the Company for any environmental liability arising out of or relating to the operation or ownership of the properties and the business prior to the date of the agreement up to an amount of $3.0 million. In the event of any environmental liability exceeding such amount, the Seller and the Purchaser share the amount of such loss equally, up to a total environmental liability amount of $14.2 million. The Seller also agrees to indemnify the Purchaser against all tax obligations that relate to or arise out of the ownership and operation of the business of the Company prior to the date of the Sale and Purchase Agreement. The Seller’s liability for all losses incurred by the Purchaser resulting from breaches of the warranties or resulting from environmental claims is limited to the purchase price.
     The Sale and Purchase Agreement requires Graphic Packaging Corporation to provide certain transition services with respect to information technology to the Company for a period of 60 days. Graphic Packaging Corporation has also agreed to provide certain technical assistance services to the mill pursuant to a Technical Assistance Agreement for a period of three years after the sale, and entered into a Supply Agreement pursuant to which it will purchase its requirements for coated recycled board in the European Union from the Purchaser at competitive prices.
     The Purchaser is affiliated with Jeffrey H. Coors, the Vice Chairman and a member of the Board of Directors of Graphic Packaging Corporation. The Seller undertook the sale of the Company to the Purchaser after a thorough exploration of strategic alternatives with respect to the Company. The transactions contemplated by the Sale and Purchase Agreement were approved by the Audit Committee of the Board of Directors of Graphic Packaging Corporation pursuant to its Policy Regarding Related Party Transactions and by the full Board of Directors other than Mr. Coors.
Item 2.06 Material Impairments.
     In connection with the consummation of the sale of the Company to the Purchaser and the preparation of financial statements for the quarter ended September 30, 2007, Graphic Packaging Corporation will recognize a loss related to the assets of approximately $25 million. Graphic Packaging Corporation is currently in the process of determining how much of such loss may be attributable to impairment of the Company’s assets and business.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Sale and Purchase Agreement dated October 16, 2007 between Graphic Packaging International Holding Sweden AB and Lagrummet December NR 1031 Aktiebolag (under change of name to Fiskeby International Holding AB) regarding Graphic Packaging International Sweden AB

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GRAPHIC PACKAGING CORPORATION

(Registrant)

Date: October 17, 2007	By:	/s/ Daniel J. Blount

Daniel J. Blount
Senior Vice President and
Chief Financial Officer